Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated February 2, 2005 (the “Closing Date”), by and among LeMaitre Acquisition, LLC, a Delaware limited liability company with a mailing address at 63 Second Ave., Burlington, Massachusetts 01803 (the “Purchaser”) and Endomed, Inc., an Arizona corporation with a mailing address at 10220 South 51st Street, Suite 1, Phoenix, AZ 85044 (the “Seller”).

WITNESSETH:

WHEREAS, the Seller develops, manufactures, markets and sells medical products for minimally invasive surgery in the treatment of thoracic and abdominal aortic aneurysms and other vascular pathologies; and

WHEREAS, the Seller desires to convey, sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller, and the Purchaser is willing to assume certain specific liabilities of the Seller, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Assets.

Section 1.1 Sale of Assets. Subject to the terms and conditions of this Agreement, the Seller does hereby sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser, and the Purchaser does hereby purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to any and all of its properties, rights, claims, contracts and assets, tangible or intangible, choate or inchoate, and wherever located (collectively, the “Assets”), excluding, however, the Excluded Assets (as defined below).

Section 1.2 Assets; Excluded Assets.

A. Assets. The term “Assets” shall include, without limitation, the Seller’s right, title and interest in and to any and all of the following:

1. Cash and Receivables. All cash, cash equivalents and other investments of the Seller, and all receivables arising out of the sale or lease of goods or the rendering of services by the Seller.

2. Fixed Assets. All machinery, equipment, leasehold improvements, business machines, tooling, vehicles, parts, furniture, furnishings, plant and office equipment, computer equipment and other fixed assets or personal property (“Fixed

Assets”) owned by Seller, including without limitation those Fixed Assets of the Seller which are listed on Schedule 4.1(G).

3. Inventory. All inventories, including, without limitation, raw materials, work in process, finished goods, medical product inventories (including, without limitation, consignment inventory), stent graft inventories and administrative or other supplies of the Seller.

4. Commitments. All contracts, agreements, other rights of a contractual nature and franchises (collectively, “Commitments”) which constitute Business Commitments of the Seller as set forth on Schedule 4.1(E)(1).

5. Prepaid and Other Items. Any and all prepaid and deferred items and advanced payments, and unbilled charges and deposits.

6. Intellectual Property. All licenses, patents, copyrights, designs and drawings, engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, trade names, domain names, inventions and discoveries (whether patentable or not), computer software, and other similar rights, including without limitation any license or usage rights with respect to any of the foregoing (collectively, the “Intellectual Property”) of the Seller, and all applications therefor and registrations thereof, including without limitation: (a) all Intellectual Property of the Seller set forth on Schedule 4.1(H); (b) all Proprietary Information (as hereinafter defined) of the Seller; and (c) the names “Endomed” and “Endofit”; and any and all rights to sue for past, present and future infringement or other violations of the same, and all goodwill associated with any of the foregoing.

7. Real Estate Lease. The leasehold interests of the Seller under the lease which is described on Schedule 4.1(F) (the “Seller Lease”).

8. Permits and Licenses. All permits, licenses, registrations, approvals, consents and authorizations (collectively, “Licenses”), including without limitation all of the Licenses listed on Schedule 4.1(E)(iii), together with all documents and records related thereto, including without limitation all design history files, device master records, device history records, technical documentation, complaint files, records of adverse events, reports of adverse events, corrections or recalls, quality management documents and the like.

9. Other Assets. The assets described on Schedule 1.2(A)(9).

B. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets of the Seller (the “Excluded Assets”) are not included in the Assets:

1. Sellers’ Minute Books. The Seller’s corporate record book, minute books, stock record book and corporate seal.

2. Insurance. Without derogating from Section 5.7, any policies of insurance, whether or not relating to the Business or the Assets.

3. Pension Plan, Etc. The assets and related rights, title and interest of the Seller’s Benefit Plans and other funded Benefit Arrangements, including without limitation any such Section 401(k), medical or Section 125 plan.

4. Excluded Commitments. The Excluded Commitments (as defined in Section 4.1(E)(1)).

5. Tax Refunds. Any federal or state income tax refund relating to any period prior to Closing.

6. Certain Deposits and Refunds. Any utility deposits and insurance premium refunds.

C. Patent Sublicense Agreement.

Notwithstanding anything in this Agreement, Seller and Purchaser agree that the Patent Sublicense Agreement, dated March 7, 2003, by and between Purchaser and Bard Peripheral Vascular, Inc., formerly known as IMPRA, Inc. (the “Bard License”), shall be assigned directly to LeMaitre Vascular, Inc. pursuant to an Assignment and Assumption Agreement of even date herewith.

D. Certain Defined Terms.

1. “Business” means the business of developing, manufacturing, marketing and selling medical products for minimally invasive surgery in the treatment of thoracic and abdominal aortic aneurysms and other vascular pathologies, and the other business activities in furtherance thereof or relating thereto, all as operated by the Seller prior to the Closing Date.

2. “Business Day” means each day other than a Saturday, Sunday or a day upon which national banks in Boston, Massachusetts are closed for ordinary domestic banking business.

3. “Disclosure Schedule” or “Schedule” means the Schedules attached hereto, which Schedules are incorporated herein and made a part hereof fully as if the same were herein set forth in their entirety.

4. “Material Adverse Effect” means any fact, circumstance, event, change or effect that is, or would reasonably be expected to be, materially adverse to the Assets or the financial condition or prospects of the Seller or the Business.

ARTICLE II

Closing and Purchase Price

Section 2.1. Closing. The closing of the transactions contemplated hereby (the ”Closing”) is taking place simultaneously with the execution and delivery of this Agreement in Phoenix, Arizona on the Closing Date.

Section 2.2 Payment at Closing. In consideration of the Transfer to the Purchaser of the Assets and of the other representations, warranties and covenants herein, the Purchaser shall pay to or for the account of the Seller the total amount of $2,100,000, subject in part, however, to the conditions set forth in Section 2.2(f) (the “Purchase Price”), of which:

(a)	$599,740 is being paid at the Closing to the Seller by wire transfer of immediately available funds (such payment being hereby acknowledged by the Seller);

(b)	$514,023 is being paid at the Closing by wire transfer of immediately available funds, for the account of the Seller, to Timeway International Ltd. (“Timeway”) in full satisfaction of the indebtedness of the Seller to Timeway (the “Timeway Loan”) (such payment in full being hereby acknowledged by the Seller);

(c)	$245,513 is being paid at the Closing by wire transfer of immediately available funds, for the account of the Seller, to Bard Peripheral Vascular, Inc. (“Bard”) in full satisfaction of royalties and related interest payments owed to Bard pursuant to the Bard License (such payment in full being hereby acknowledged by the Seller);

(d)	$252,083 is being paid at the Closing by wire transfer of immediately available funds, for the account of the Seller, to LeMaitre Vascular, Inc., an Affiliate of the Purchaser, in full satisfaction of the indebtedness of the Seller to LeMaitre Vascular, Inc. pursuant to that certain Promissory Note dated on or about December 29, 2004 (such payment in full being hereby acknowledged by the Seller);

(e)	a total of $468,641 is either (1) being paid at the Closing by check or wire transfer of immediately available funds, for the account of the Seller, to those entities and persons set forth on Schedule 2.2(e) in satisfaction of the ordinary course trade payables as set forth on Schedule 2.2(e) (such payment in full being hereby acknowledged by the Seller) or (2) being withheld and retained by the Purchaser in consideration of its assumption of such payables, up to such amount; and

(f)	$20,000 shall be paid by the Purchaser to the Seller 45 days following the Closing Date by wire transfer of immediately available funds, subject to adjustment pursuant to Section 2.4 below.

In addition to the foregoing the Seller and Purchaser agree that, simultaneously with the Closing, pursuant to that certain Shareholder Debt Transfer Agreement dated as of the Closing Date by and between (i) the Shareholder Creditors (as defined below) and their affiliates and (ii) the Purchaser (the “Shareholder Debt Transfer Agreement”), the Purchaser is acquiring all right, title and interest of the Shareholder Creditors and their affiliates in and to the Shareholder Debt (as defined in the Shareholder Debt Transfer Agreement). As used herein the term “Shareholder Creditors” means each of Edward B. Diethrich and Peter Lee, shareholders of the Seller.

Section 2.3 Reserved.

Section 2.4 Purchase Price Adjustment. The Seller agrees that the Purchaser may, but shall not be required to, pay and perform any ordinary course Liabilities relating to the period prior to the Closing but invoiced following the Closing, and shall promptly notify Seller of any such payments to avoid duplication. The amount to be paid by the Purchaser to the Seller pursuant to Section 2.2(f) shall be reduced by any such payments made pursuant to the foregoing sentence, and shall be increased by any facility rent and equipment lease or similar charges paid by the Seller prior to the Closing but relating to the period following the Closing. In furtherance of the foregoing, ordinary and continuing operating expenses for the Business shall be prorated as of the Closing Date on an accrual basis.

Section 2.5 Distributors. The Seller hereby authorizes the Purchaser to, in the Purchaser’s sole discretion, send, on behalf of the Seller and in the name of the Seller, letters of termination prepared by the Purchaser with respect to all distribution Commitments other than those listed as Business Commitments on Schedule 4.1(E)(1).

ARTICLE III

Assumption of Liabilities.

Section 3.1. Assumed Liabilities. As consideration for the purchase of the Assets pursuant to this Agreement, the Purchaser does hereby assume, and does hereby agree to pay, satisfy, discharge and perform, in accordance with their respective terms, those specific liabilities and obligations of the Seller which are expressly described and itemized, by type and amount, on Schedule 3.1, including without limitation those trade payables of Seller listed on Schedule 3.1 arising or accruing prior to the Closing, but as to which payment is not scheduled or due in the ordinary course of business until a date after the Closing (collectively, the “Assumed Liabilities”).

Section 3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Schedules hereto or any other Closing Document, the

Purchaser does not and will not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any other Closing Document, or as a result of the consummation of the transactions contemplated by this Agreement, any Closing or otherwise to have assumed, or to have agreed to pay, satisfy, discharge or perform any of the Excluded Liabilities. The term “Excluded Liabilities,” as used herein, shall mean any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated: (1) which are not Assumed Liabilities; (2) if an Assumed Liability, in an amount which exceeds the amount of such Assumed Liability listed on Schedule 3.1. Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any and all Liabilities of the Seller arising under or in connection with the Shareholder Debt constitute Excluded Liabilities. The term “Liability,” as used in this Agreement, shall mean any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated.

ARTICLE IV

Representations and Warranties.

Section 4.1 Representations and Warranties by the Seller. The Seller hereby represents and warrants to the Purchaser that:

A. Corporate Existence and Qualification of Sellers; Due Execution; Etc. The Seller is a corporation duly organized, validly existing and subsisting under the Laws of the State of Arizona and has the requisite corporate power and authority to own, lease or otherwise hold its Assets and to carry on the Business as conducted through the Closing Date. The Seller has no subsidiaries. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement and the Closing Documents by the Purchaser, this Agreement and the Closing Documents to which the Seller or any of its Affiliates is a party constitute valid and binding obligations of the Seller and each such Affiliate, enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

B. No Violation.

1. Neither the execution and delivery by the Seller of this Agreement or the Closing Documents to be executed by the Seller or its Affiliates, nor the consummation by the Seller or any such Affiliate of the transactions contemplated hereby or thereby: (i) violates or will violate any Law applicable to the Seller or such Affiliate; (ii) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an “Order”) applicable to the Seller or such Affiliate; (iii) conflicts or will conflict with, or results or will result in a breach of or default under the organization or charter documents or bylaws of the Seller, or results or will result in any breach of any Commitment applicable to the Seller or such Affiliate; or (iv) results or will result in the imposition of any Lien (as defined below) on any of the Assets.

2. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Transfer of the Assets except for (a) consents described on Schedule 4.1(B)(2) (even if already obtained) and (b) consents from any third party for the Transfer of any Business Commitment (other than the Seller Lease) to which such third party is a party, where the failure to obtain such consent will not materially impact the Purchaser’s ability to operate the Business from and after Closing and either (I) such Business Commitment is immaterial to the operation of the Business; or (II) such Business Commitment covers services or goods readily replaceable by the Purchaser on economic terms substantially as favorable as those applicable to the Seller under such Business Commitments.

As used herein, the term “Lien” means any lien, mortgage, security interest, charge, pledge or encumbrance of any kind.

C. Financial Information.

1. Financial Statements. Attached hereto as Schedule 4.1(C)(1) are financial statements and other financial information of the Seller and the Business as of December 31, 2004, which (a) have been prepared in accordance with GAAP, consistently applied, except as otherwise noted therein and (b) reflect, in all material respects, the financial position of the Seller and the Business at the dates indicated in such financial statements and the results of the Seller’s and the Business’ operations for the periods stated therein.

2. Liabilities and Payables. Without limiting the generality of the foregoing Section 4.1(C)(1), Schedule 4.1(C)(2) accurately and completely lists, as of the Closing Date immediately prior to the Closing: (I) all Liabilities of the Seller, in type and amount, and whether in the form of principal, interest, fees, reimbursement obligations or otherwise, including without limitation in connection with (A) the Timeway Loan and (B) the Shareholder Debt; and (II) all of the Seller’s accounts payable, determined in accordance with GAAP, consistently applied. On account of the payments made pursuant to Sections 2.2(b), 2.2(c) and 2.2(d), respectively, as of the Closing all such Liabilities on account of the Timeway Loan and all such accounts payable, respectively, have been or will be discharged, paid and satisfied in full.

D. Absence of Certain Transactions. Since July 1, 2004 (i) the Seller has caused the Business to be operated only in the ordinary course, consistent with past historical practice (“Ordinary Course of Business”); and (ii) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since such date the Seller has not: (1) disposed of any assets, incurred any accounts payable or receivable, or acquired any material assets, except in the Ordinary Course of Business; (2) entered into or amended or terminated any agreements or arrangements with customers or suppliers other than in the Ordinary Course of Business or as contemplated by this Agreement; (3) entered into or renewed any distribution agreements; (4) granted or entered into any mortgage, security, charge, surety, guarantee or indemnity (save for Liens arising in the Ordinary Course of Business and which have been discharged prior to Closing); (5) assumed any Liability or obligation, or given any commitment outside the Ordinary Course of Business; (6) permitted any insurances to lapse or done or omitted to do anything which could make any insurance policy void or voidable; (7) altered from its standard collection practices with respect to any accounts receivable; (8) amended its charter documents; (9) issued, sold, redeemed or otherwise acquired any capital stock, bonds, debentures, notes or other securities or granted any options (including any employee stock options), warranties or other rights entitling any person to require the issuance or delivery of any capital stock, bonds, debentures, notes or other securities, (10) declared, or set aside for payment, any dividend (or other payment or distribution of cash or property on account of capital stock or equity interests in the Seller); (11) entered into any material transaction with any Affiliate; (12) granted any salary or wage increases, or changed or amended any Benefit Plan or Benefit Arrangement except in the Ordinary Course of Business; (13) taken any action, or otherwise omitted to take any action, which, if this Agreement had been in effect at such time, would have reasonably been expected to cause a breach of the Seller’s representations, warranties, covenants and agreements herein; or (14) agreed or committed to do any of the foregoing.

E. Material Contracts and Obligations; Licenses.

1. Business Commitments. The Seller has made available to the Purchaser true and correct copies of all Business Commitments (as defined below) which are in written form and any amendments thereto. Each such Business Commitment which is material to the operation of the Business is and will be in full force and effect immediately following the Transfer of the Assets at the applicable Closing and represents the valid and binding obligation of the Seller. No Excluded Commitment (as defined below) is material to the operation of the Business. As used above, the term “Business Commitment” means each Commitment of the Seller which is listed on Part I of Schedule 4.1(E)(1), and the term “Excluded Commitment” means each and every Commitment of the Seller which is not a Business Commitment. A complete list of Excluded Commitments is set forth on Part II of Schedule 4.1(E)(1).

2. Defaults. With respect to each Business Commitment to which the Seller is a party, each of the Seller and, to the knowledge of the Seller, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and the Seller is not (with or without the lapse of time or the giving of notice, or both) in default under any such Business Commitment (other than a default under any Business Commitment which is not material to the Business and which default will not result in material Liability to the Seller or the Purchaser as assignee), and the Seller has not received any notice of any default (whether monetary or non-monetary) or termination of any such Business Commitment from any other party thereto, except as listed in Part I of Schedule 4.1(E)(2).

3. Licenses. Schedule 4.1(E)(3) sets forth under the heading “Licenses” all Licenses currently held by the Seller and such Licenses constitute all of the Licenses required for the conduct of the Business as conducted prior to the Closing Date. All Licenses are valid and subsisting and in good standing and there is no default thereunder. The Seller has not received notice of any claim, action, suit, proceeding or investigation in or before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other person or entity (a “Legal Proceeding”) nor, to the knowledge of the Seller, has any such claim, action, suit, proceeding or investigation been threatened, to revoke, suspend or limit the rights of the Seller under any of its Licenses, and the Seller is in compliance in all material respects with each of its Licenses. Seller owns all such Licenses and has not previously transferred any License to a third party.

4. Absence of Certain Commitments. Without limiting the generality of the foregoing, except for the Business Commitments listed on Schedule 4.1(E)(1) or as otherwise identified on Schedule 4.1(E)(4), the Seller has no Commitments of the following types: (1) any employment, severance or consulting Commitment with any employee or Former Employee; (2) any Commitment relating to acquisition or construction of fixed assets requiring aggregate future payments or expenditures in excess of $10,000 in total; (3) except for the Seller Lease, any Commitment under which the Seller is a lessee or lessor of real or personal property (excluding any such Commitment under which the Seller is a lessee of personal property and which requires less than $5,000 in annual payments and $10,000 in total payments by the Seller); (4) any Commitment relating to cleanup, abatement or other actions in connection with any environmental condition; (5) any Commitment granting to any person a first-refusal, first-offer or other right to purchase or acquire any Assets; (6) any Commitment with respect to Intellectual Property which requires future payments to or by the Seller, except as routine maintenance; (7) any Commitment under which commissions are payable and which is not terminable without penalty on 30 days’ or less prior notice; (8) any Commitment under which the Seller is or has agreed to become a joint venturer or partner; (9) any Commitment granting a power of attorney which could be binding upon the Purchaser; (10) any Commitment with respect to letters of credit, surety or other bonds, or pursuant to which any assets or properties of the Seller are, or are to be, subjected to a Lien, except for the Timeway Loan which Lien will be terminated and released immediately prior to the Closing; (11) any Commitment limiting or restricting the ability of the Seller to enter into or engage in any market or line of business; (12) any Commitment relating to (I) any borrowing, or (II) any full or partial guarantee or similar Liability in respect of any Liability of any person or entity other than the Seller; or (13)

any other type of Commitment which (A) involves aggregate future payments by or to the Seller in excess of $10,000, (B) would reasonably be expected to result in a Material Adverse Effect, (C) has been entered into with an Affiliate of the Seller, or (D) is otherwise material to the conduct of the Business.

F. Title to Real Properties; Liens; Condition of Properties. Schedule 4.1(F) lists each lease of any real estate by the Seller and the real property subject to the Seller Lease comprises all of the real estate owned or leased by the Seller. With respect to the Seller Lease, neither the Seller nor, to the knowledge of the Seller, any other party thereto is in default thereunder. To the knowledge of Seller, the real property subject to the Seller Lease, and the use of the same, comply with all applicable zoning or similar Laws. The Seller has not received notice of any condemnation proceedings and, to the knowledge of the Seller, no condemnation proceedings have been threatened with respect to such real property. The Seller has not received notice of any Legal Proceedings and, to the knowledge of the Seller, no Legal Proceedings have been threatened, that will, with the passage of time or otherwise, give rise to a mechanic’s, serviceman’s, materialman’s or other Lien against such real property. The Seller has access to public roads or valid easements over private streets or private property for such ingress to and egress from such real property as is necessary for the conduct of the Business as conducted as of the Closing Date and, to the knowledge of the Seller, no change therein has been proposed by any Governmental Entity.

G. Title to Assets. Schedule 4.1(G) sets forth all of the Fixed Assets owned, leased or held by the Seller. Except as set forth on Schedule 4.1(G), the Seller has good and marketable title to all such Fixed Assets, and all other Assets, free and clear of all Liens other than Liens for Taxes which are not due and payable (and for which the Seller has accrued appropriate reserves on its books in accordance with GAAP). All such material Fixed Assets, and all such Fixed Assets in the aggregate, are in good operating condition, normal wear and tear excepted. All such Fixed Assets shall be included within the Assets Transferred to the Purchaser at the Closing.

H. Intellectual Property.

1. Schedule 4.1(H) lists all Intellectual Property owned or used by Seller. Seller owns or has the continuing valid and legal right to use, pursuant to license, sublicense, agreement, or permission, all Intellectual Property, and the Intellectual Property transferred to Buyer at the Closing includes all Intellectual Property used in or necessary to the operation of the Business as the Business has been historically operated by Seller. With respect to the Intellectual Property: (i) Seller either possesses all right, title and interest in and to the Intellectual Property, free and clear of any encumbrance, license or other restriction, or otherwise has sufficient rights to use the Intellectual Property pursuant to a license or permission as may be necessary in connection with the operation of the Business; (ii) the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the Intellectual

Property; (iv) Seller has not agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property; and (v) Seller has not granted any exclusive license of any kind in and to such Intellectual Property to any third party. Each trademark application and registration and each patent application and issued patent is being diligently prosecuted or is valid and exists in good standing.

2. Seller has not, in the conduct of the Business or its use of the Intellectual Property, interfered with, infringed upon or misappropriated any patent, copyright, trade secret or other intellectual property rights of third persons, and Seller has never received any claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any such rights of any third party) relating to the Business. To Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or license or distribution rights of Seller with respect to or in connection with the Business as currently or previously conducted.

3. With respect to the Intellectual Property that is the subject of any license, sublicense, agreement or permission: (i) each such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) no breach, default, termination or loss or change of rights or benefits shall occur with respect to such license, sublicense, agreement or permission as a result of the consummation of the transactions contemplated by this Agreement; (iii) neither Seller nor any other party to the license, sublicense, agreement or permission is, in any material respect, in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder, except that Seller is delinquent in payment of certain royalty payments to Bard Vascular to be paid in accordance with Section 2.2(d) hereof; (iv) Seller has not received any notice that a party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license; (vi) Seller has not received any notice that the underlying Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge; (vii) Seller has not received any notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying Intellectual Property; and (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

4. None of the processes, methodologies, trade secrets, research and development results, and other know-how included in the Intellectual Property, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Seller to any person other than employees, contractors, customers, representatives and agents of the Seller who are parties to customary confidentiality and non-disclosure agreements with the Seller.

I. Litigation. There are no Legal Proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any of their Affiliates including without limitation any legal proceeding that seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Agreement or any other Closing Document.

J. Compliance With Laws.

1. General. The Seller is not in default with respect to any Order. The Business is operated and been operated at all times, and the Seller is and has been at all times, in material compliance with all applicable Laws, and the Seller has no Liability under such Laws, including without limitation in each case any such Laws relating to the generation, discharge, release, containment, storage, transportation, disposal, assessment or cleanup of hazardous materials or other contaminants or similar materials.

2. Domestic and Foreign Regulatory Compliance. Without in any way limiting the generality of Section 4.1(J)(1), Seller further represents that during the past five (5) years it has complied in all material respects with all applicable requirements of: (1) the United States Food and Drug Administration (“FDA”); (2) each of the regulatory bodies in those member states of the European Economic Community in which the Seller has distributed its products, directly or indirectly; and (3) each of the regulatory bodies of any other country or territory in which the Seller has distributed its products, directly or indirectly (each, a “Third Country”), including without limitation in each case:

(i)	all applicable FDA pre-market clearance (“510(k)”) or pre-market approval (“PMA”) requirements set forth in 21 C.F.R. §§ 807, 814; all applicable CE-MDD marking requirements set forth in 93/42/EEC; the Medical Device Directive, as implemented in each member country (the ”MDD”), and any similar requirement set forth in the laws or regulations of any Third Country; including, in each case, the requirement to obtain a new clearance or approval for modifications to existing products;

(ii)	all applicable FDA export requirements of the Federal Food, Drug and Cosmetic Act, as amended (the “FDC Act”), codified at 21 U.S.C. §§ 381, 382.

(iii)	all applicable establishment registration and device listing requirements set forth in 21 C.F.R. § 807; in the MDD or in the laws or regulations of any Third Country;

(iv)	all applicable design, manufacturing and testing requirements set forth in 21 C.F.R. § 820; in the MDD or in the laws or regulations of any Third Country;

(v)	all applicable complaint handling requirements set forth in 21 C.F.R. § 820.198; in the MDD or in the laws or regulations of any Third Country; including without limitation the record keeping and investigation requirements thereof;

(vi)	the medical device reporting requirements set forth in 21 C.F.R. § 803; the adverse event reporting requirements set forth in the MDD and any similar requirements set forth in the laws or regulations of any Third Country; and

(vii)	The removal and corrections requirements set forth in 21 C.F.R. § 806; in the MDD or in the laws or regulations of any Third Country.

3. Complete Records. Seller has provided Purchaser with complete copies of all files and records related to customer complaints, corrective actions, recalls, adverse event reports and the like.

4. Technical Documentation. Notwithstanding the fact that Seller’s Endofit product is currently marketed in Europe as a Class II(b) product under the MDD, Seller has established and at all times maintained the technical documentation for the Endofit product in full compliance will all MDD requirements as if the Endofit product were regulated as a Class III product under the MDD.

K. Employees, Benefit Plans and Benefit Arrangements. Schedule 4.1(K) accurately lists all of the employees of the Seller as of January 1, 2005 (the “Business Employees”) and all Benefit Plans and material Benefit Arrangements currently applicable to Business Employees or Former Employees (as hereinafter defined).

1. Each Benefit Plan and Benefit Arrangement complies in all respects, and has been operated and administered in all respects, in accordance with its provisions and in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) to the extent ERISA is applicable, and all other applicable laws. There has been no “reportable event” (for which the notice requirement is not waived by the applicable regulations under ERISA) or “prohibited transaction” (as such terms are defined in ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), as applicable) and no termination has occurred with respect to any Benefit Plan. Each Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA has been determined by the Internal Revenue Service (the “IRS”) to be qualified under Section 401(a) of the Code and no event or omission has occurred which would cause any such Benefit Plan to lose such qualification. No Company has incurred any Liability to the Pension Benefit Guaranty Corporation (“PBGC”) other than PBGC premium payments or otherwise under Title IV of ERISA (including withdrawal liability) with respect to any such Benefit Plan. No Company has ever contributed to or been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan. The Seller has made available to the Purchaser all plan documents, plan summaries, other documents and Tax filings relating to the Benefit Plans and Benefit Arrangements. Seller and any ERISA Affiliates that maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied in all respects with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) and with the provisions of the Health Insurance Portability and Accountability Act of 1996. Except for continuation coverage as required by Section 4980B of the Code or by applicable state insurance laws, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

2. For purposes of this Agreement:

(a) the term “Benefit Arrangement” means all employment policies, practices or other arrangements to provide employee or executive compensation or benefits with respect to employees and/or their spouses or beneficiaries, including without limitation any such policies or practices relating to life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refunds, service awards, company cars, scholarships, relocation, patent awards, fringe benefits, contracts, collective bargaining agreements, individual employment, consultancy or severance contracts; but excluding in all events Benefit Plans;

(b) the term “Benefit Plan” shall mean each and all “employee benefit plans” as defined in Section 3(3) of ERISA and which is required to be maintained or contributed to by the Seller or in which the Seller participates or under which the Seller has any obligation to make any contributions or other payments or provides any benefits with respect to Business Employees and/or their spouses or beneficiaries, including (1) any such plan that is an “employee welfare benefit plan” as defined in Section 3(l) of ERISA, including retiree medical and life insurance plans and (2) any such plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA;

(c) the term “Former Employees” means all employees formerly employed by the Seller, including any person on long-term leave of absence or long-term disability on the date hereof;

(d) the term “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37); and

(e) the term “ERISA Affiliate” means any affiliate of the Seller or any Subsidiary that was at any time during the six-year period ending on the date of this Agreement treated as a single employer together with any of them under Code Section 414.

L. Labor Relations. The Seller is not a party to or subject to any collective bargaining agreements. There are, and since January 1, 1998 have been, no strikes or work slowdowns pending or, to the knowledge of the Seller, threatened, against or affecting the Business, and the Seller is not currently a party to, and, to the knowledge of the Seller, the Seller has not been threatened with, any Legal Proceeding by any Business Employee or Former Employee arising out of employment by the Seller. To the knowledge of the Seller, no union organizational campaign is or has been pending or instituted with respect to the employees of the Business.

M. Insurance Policies. Schedule 4.1(M) accurately lists all policies of insurance relating to the Business currently maintained by the Seller. All such insurance is in full force and effect, and no premiums thereon are due and unpaid. No notice of cancellation or termination has been received by the Seller with respect to any such policy of insurance, no claim is currently reserved or, to the knowledge of the Seller, should be reserved under any policy of insurance, and except as set forth on such schedule all of the Seller’s insurance is so-called “occurrence-based” insurance. The Seller does not have and has not had any insurance which is or was maintained as self-insurance.

N. Taxes. The Seller has timely filed all Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all respects. The Seller has paid all Taxes shown on such Tax Returns as being due and payable by it, and there are no other Taxes payable on account of the Seller except for Taxes arising from the conduct of the Business which are not yet due and for which the Seller has made adequate reserves, accruals and charges in its books and records of account in accordance with GAAP. There is no Tax audit or examination now pending threatened with respect to the Seller, and no correspondence has been received by the Seller from any Governmental Entity of any jurisdiction in which the Seller does not file Tax Returns requesting information concerning the extent of the nexus of the Seller with such jurisdiction or asserting that there is such a nexus so as to impose such jurisdiction’s taxing jurisdiction on the Seller. All Taxes which the Seller was or is required by applicable Law to withhold or collect have been and are being withheld or collected by it and have been paid over to the proper Governmental Entity. No Company has waived or extended any applicable statute of limitations relating to the assessment of any Tax. No Company is obligated to make any payments that may constitute “excess parachute payments,” as defined in Section 280G of the Code. Neither the Seller nor any of its Affiliates has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of the Assets have in the past been held, and none of the Assets were immediately prior to Closing held, in an arrangement for which Tax Returns as a partnership have been or may be filed.

O. Assets Necessary to Conduct Business. The Assets being acquired by the Purchaser hereunder comprise all of the assets necessary for the Purchaser to operate the Business as historically conducted by the Seller at all times prior to the Closing Date.

P. Brokers’ Fees. The Seller has made no agreement or taken any other action which will cause the Purchaser to become obligated for any broker’s or other fee or commission as a result of any of the transactions contemplated by this Agreement.

Q. Sufficient Inventory. The Seller has maintained sufficient quantities of raw materials, work in process, and finished good inventory such that, during the first three months following the Closing, the Purchaser shall have in stock or will be able to purchase a sufficient supply of finished goods, work in process, and raw materials to promptly fill customer orders as they are received following the Closing.

R. The Accounts Receivable. All of Seller’s accounts receivable for goods and services sold to third parties in the ordinary course of the Business (the “Accounts Receivable”) are set forth on Schedule 4.1(R). The Accounts Receivable represent bona fide sales of merchandise and services made by Seller in the ordinary course of the Business. Except as set forth on Schedule 4.1(R), invoices for such sales are not, individually or in the aggregate, outstanding at any time for more than ninety (90) days past due; are valid and enforceable obligations of the customers to which such sales were made; have not been sold or assigned; make due allowance for credits issued or required to be issued with respect thereto; and, are collectible in full (without collection expense) assuming that the respective customer does not become insolvent or file for bankruptcy protection, subject to a collection reserve of $10,000.

S. MAC’s Medical. The countries in which MAC’s Medical GmbH is permitted to sell the products of the Business are [Poland, Croatia, Hungary, Serbia, and Bosnia].

Section 4.2 Representations and Warranties by the Purchaser. The Purchaser represents and warrants to the Seller that:

A. Existence and Qualification of The Purchaser; Due Execution, Etc. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action and, assuming the due execution of this Agreement by the Seller, this Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

B. No Violation. Neither the execution or delivery by the Purchaser of this Agreement or the Closing Documents to be executed by the Purchaser nor the consummation of the transactions contemplated hereby or thereby: (i) violates or will violate any Order applicable to the Purchaser; or (ii) results or will result in a breach of or default under the Certificate of Formation of the Purchaser. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Purchaser in order to perform its obligations under this Agreement.

ARTICLE V

Certain Covenants

Section 5.1 Obligations For Certain Taxes Relating to Closing. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the Transfer of the Assets (excluding, in any event, income taxes and any of the foregoing arising under the Laws of the Commonwealth of Massachusetts) will be borne by the Seller.

Section 5.2. Cooperation Regarding Taxes; Seller Tax Returns. From and after the Closing, the Seller will use best efforts to make available to the Purchaser, upon written request and with the Purchaser bearing responsibility for all of its out-of-pocket expenses therefor, the Seller’s personnel or representatives under the Seller’s control whose assistance or participation is reasonably required by the Purchaser in anticipation of, or preparation for, existing or future Legal Proceedings, Tax Return preparation, audits or other matters in which the Purchaser or any of its Affiliates is involved and that is related to the Business. The Seller will reasonably cooperate with the Purchaser in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to any of the Assets or the Business (or the income therefrom or assets thereof). The Seller will prepare and file or cause to be prepared and filed all Tax Returns for the Seller that are required to be filed with respect to the Seller. The Seller will make adequate reserves for and will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. The Seller will pay all Taxes (or, if applicable, reimburse the Purchaser for the payment of such Taxes) attributable to taxable periods ending on or before the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date. For purposes of this Agreement, (i) “Tax” or “Taxes” includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, severance, windfall profits, customs, duties, disability, registration, estimated, environmental (including Taxes under Code Section 59A), transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (ii) “Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, and (iii) all citations of the Code or to the Treasury Regulations promulgated thereunder in this Agreement shall include any amendments or successor provisions thereto.

Section 5.3 Further Assurances. Each party agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer, bills of sale or conveyances, and shall otherwise cooperate with the other party, all to the extent reasonably necessary or desirable to vest fully in the Purchaser all of the Seller’s right, title and interest in and to the Assets or to otherwise confirm the transactions contemplated hereby, including without limitation any filings or correspondence with any regulatory agency, notified body or other person regarding Licenses, product recalls, adverse event reports and the like. Without limiting the foregoing, (1) the Seller shall ensure that all records of the Seller, to the extent constituting Assets, are delivered or made available to the Purchaser at Closing or as quickly thereafter as is practicable, and (2) to the extent that a Commitment of the Seller was not listed as a Business Commitment on Schedule 4.1(E)(1) and after the Closing the Purchaser determines that such Commitment should be assigned to the Purchaser, then (without limiting any other rights and remedies of the Purchase hereunder), at the Purchaser’s option, the Seller shall take such actions as are reasonably requested by the Purchaser in order to effect such an assignment. The Purchaser is hereby irrevocably appointed by the Seller as its lawful attorney and agent, with full power of substitution, to execute, deliver, record and file on behalf of and in the name of the Seller any assignment, instruments of transfer, bills of sale or conveyances or other documents and agreements and to take such other action as the Purchaser may deem necessary to implement the terms of this Section 5.3 in the event that the Seller is unable to fulfill its obligations under this Section 5.3.

Section 5.4 Non-Competition and Non-Disclosure.

A. Covenant Not to Compete or Disparage. The Seller shall not during the Restricted Period: (1) directly or indirectly own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise that: (a) develops, markets or sells thoracic and aorto-uniiliac endovascular grafts; or (b) otherwise competes with the Business as of the Closing Date; or (2) disparage the Seller, the Purchaser or its Affiliates, the Business or any products of the Business. As used above, the term “Restricted Period” means the five (5) year period following the Closing.

Notwithstanding the foregoing, this Section 5.4(A) shall not prohibit or restrict the ability of the Seller to beneficially own 5% or less of the outstanding stock of any company provided such stock is publicly traded on a nationally recognized securities exchange.

B. Non-Solicitation and Non-Disclosure. The Seller shall not (a) at any time during the Restricted Period directly or indirectly solicit, induce or attempt to induce any person employed at any time after the Closing by the Purchaser or its Affiliates (including, without limitation, any current employees of Seller or its Affiliates employed by Purchaser or any of its Affiliates following the Closing) to enter the employ of the Seller or any other person or entity or (b) at any time after the Closing directly or indirectly divulge, or permit to be divulged to others, or use in any way any Proprietary Information. As used herein, the term “Proprietary Information” shall mean all client and customer lists, trade secrets, data, information, documents, inventions, developments, or forms owned or used by the Seller (on or prior to the applicable Closing Date) or the Purchaser, or which otherwise comprise Assets or relate to the Business; whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection; provided however, that notwithstanding the foregoing, the term “Proprietary Information” shall not include any of the foregoing information or materials to the extent (i) generally known to the public through no wrongful act of the Seller or any of their Affiliates; (ii) lawfully received by the Seller from a third party without restriction on disclosure and without a breach by the third party of any obligation of confidentiality; (iii) independently developed by the Seller without use of any Proprietary Information; (iv) needed to be disclosed to a court of competent jurisdiction in order for the Seller to pursue any claim against the Purchaser hereunder; (v) required to be disclosed by a court of competent jurisdiction; or (vi) required by Law to be disclosed to a Government Entity; provided, however, in the case of the foregoing clauses (iv), (v) and (vi), the Purchaser is provided reasonable advance opportunity to seek in camera or other protection with respect to such disclosure.

C. Bard License. The Seller shall not at any time or in any way, formally or informally, directly or indirectly through its attorneys or otherwise, initiate or voluntarily participate in or provide any assistance in connection with legal or administrative proceedings by any person or entity challenging the validity or enforceability of the United States Patent No. 6,436,135 issued to David Goldfarb, M.D. on August 20, 2002, or any reissues or any reexaminations thereof.

D. Equitable Relief. The Seller and the Purchaser each acknowledge that any breach of the covenants contained in Sections 5.4(A), (B) and (C) would cause an irreparable injury to the Purchaser and that damages and remedies at law for any breach of any such covenant would be inadequate. The Seller and the Purchaser each acknowledge that, in addition to any other remedies available to the Purchaser, the Purchaser shall be entitled to injunctive relief and other equitable relief to prevent a breach of any such covenant.

E. Judicial Determinations. It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.4 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.4 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 5.4 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

Section 5.5 Discharge of Excluded Liabilities. Without limiting the provisions of Sections 3.2 or 6.14 hereof, the Seller acknowledges that it is retaining all Excluded Liabilities. The Seller hereby agrees and covenants that it shall, at all times following Closing, perform, pay or discharge promptly when due, to the extent not theretofore performed, paid or discharged, any and all Excluded Liabilities, except such Excluded Liabilities as the Seller may be actively and reasonably disputing.

Section 5.6. Allocation of Purchase Price. The parties agree to allocate the Purchase Price among the Assets in accordance with an allocation schedule to be agreed upon by the parties no later than the earlier of (i) fifteen (15) following the Closing or (ii) forty-five (45) days before the date by which either of the parties is required to file a tax return which includes or reflects the purchase and sale contemplated hereby. It is intended that such allocation shall, and such allocation shall be construed to, comply with Section 1060 of the Code. If the parties disagree on such allocation of the Purchase Price, they shall attempt to reconcile such disagreement and, if they are unable to do so within the above time frames, the parties’ dispute shall be submitted to an accounting firm agrees upon b y the parties and the Buyer and Seller agree to be bound by the allocation determined by such accounting firm. Each of the Seller and the Buyer hereby agrees that it will not take a position on any income tax return (including IRS Form 8594 – Asset Acquisition Statement) or before any governmental agency charged for the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the allocation agreed upon pursuant to this Section 5.6.

Section 5.7 Further Cooperation. From and after the Closing, the Purchaser shall use commercially reasonable efforts to make available former employees of the Seller to assist the Seller in winding up its affairs, as reasonably requested by the Seller from time to time.

ARTICLE VI

Miscellaneous

Section 6.1 Entire Agreement. This Agreement (including the Disclosure Schedule) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the Disclosure Schedule) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof. No investigation or receipt of information by or on behalf of the Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement or the conditions to obligations of the Purchaser under this Agreement.

Section 6.2 Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Seller.

Section 6.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement is freely assignable by the Purchaser but may not be assigned by the Seller without the prior written consent of the Purchaser; provided, however, that any such assignment by the Purchaser shall not relieve it of its obligations hereunder. For purposes of this Section 6.3, the term “assignment” shall include the consolidation or merger of a party with and into a third party or the sale of all or substantially all of the assets or business of a party. Any attempted assignment in violation of this Section 6.3 shall be null and void.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

Section 6.5 Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

Section 6.6 Waiver. No failure or delay by either the Purchaser or the Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.7 Expenses. Except as otherwise specifically provided for in this Agreement the Seller and the Purchaser shall each pay all of their costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of their own financial consultants, accountants and counsel.

Section 6.8 Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, dispatched by facsimile transmission or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid:

If to the Seller, at the following addresses:

Endomed, Inc.

10220 South 51st Street, Suite 1

Phoenix, AZ 85044

with a copy to:

Jeffrey Sellers

Moyes Storey

1850 North Central Ave., Suite 1100

Phoenix, AZ 85004

If to the Purchaser:

c/o LeMaitre Vascular, Inc.

63 Second Ave

Burlington, Massachusetts 01803

with a copy to:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110-3333

Attn.: Lester J. Fagen, Esq.

or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is dispatched by facsimile transmission shall be deemed to have been duly given to the person or entity to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next Business Day following its deposit with such courier service for next day delivery.

Section 6.9 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive

Laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

Section 6.10 Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 6.11 Knowledge. Whenever “to its knowledge,” “known” or a similar phrase is used to qualify a representation of the Seller, the “knowledge” so referred to shall be deemed to be each and both of (a) the actual knowledge of the officers, directors and shareholders of the Seller, including the Shareholder Creditors, and (b) the knowledge that any of the foregoing officers, directors and shareholders would reasonably be expected to acquire in the prudent discharge of his or her duties with respect to the Seller.

Section 6.12 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 6.13 Indemnification: Survival of Representations and Warranties.

A. Indemnification by Seller. The Seller hereby agrees jointly and severally to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives (“Purchaser Parties”) from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to:

1. any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Seller or its Affiliates contained in this Agreement, including without limitation in the Disclosure Schedule, or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Seller or its Affiliates pursuant to this Agreement or any of the Closing Documents or in connection with the transactions contemplated hereby or thereby;

2. any Liabilities of the Seller or its Affiliates, other than the Assumed Liabilities;

3. any recalls or replacements requested or required by any competent government authority or otherwise deemed appropriate by mutual agreement of Seller and Purchaser related to any product distributed prior to the Closing date;

4. any claim, demand, action or proceeding initiated by any third party based upon infringement of a patent, trademark, copyright or trade secret, or similar intellectual property rights as a result of Seller’s use of the Intellectual Property or conduct of the Business,

5. the invalidity of any patent included in the Assets;

6. or any breach of this Agreement by Seller or any negligent or fraudulent act or willful misconduct of Purchaser or its employees, agents or representatives in the performance of this Agreement;

7. without limiting the generality of the preceding clauses (1) and (6), any Taxes attributable to the Business for all periods prior to Closing, and all other Taxes of the Seller or its Affiliates; in each case regardless of whether such losses, assessments, Liabilities, claims, damages, costs and expenses, or the facts or circumstances relating thereto, were disclosed hereunder or in the Disclosure Schedule or otherwise;

8. and all such losses, assessments, Liabilities, claims, damages, costs and expenses so arising out of or relating to any of the foregoing clauses (1) through (3), inclusive, of this Section 6.14(A), or the matters described therein, are referred to hereinafter as the “Purchaser’s Losses;” provided, however, that the Seller shall not have any obligation so to indemnify the Purchaser on account of any breach of any representation or warranty pursuant to Section 6.14(A)(1) unless and until the Purchaser’s Losses paid, incurred, suffered or accrued by the Purchaser on account of all such breaches of representations and warranties exceed $20,000 in the aggregate, in which event the Purchaser will be entitled to such indemnification with respect to all such Purchaser’s Losses including such original $20,000 amount provided further, however, that the foregoing proviso shall not apply to the Seller’s representations and warranties under Sections 4.1(E), 4.1(G), 4.1(H), 4.1(J), 4.1(K) or 4.1(N), respectively (collectively the “Major Representations”).

B. Indemnification by the Purchaser. The Purchaser hereby agrees to defend, hold harmless and indemnify the Seller and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives (“Seller Parties”) from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to: (1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser or its Affiliates contained in this Agreement or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Purchaser or its Affiliate pursuant to this Agreement, or any other Closing Document or in connection with the transactions contemplated hereby or thereby; or (2) the Purchaser’s failure, following the Closing, to perform, pay or discharge in accordance with their respective terms, the Assumed Liabilities (collectively, the “Sellers’ Losses”).

C. Survival of Representations and Warranties. The Seller’s representations and warranties under this Agreement, and its indemnification obligations arising solely from such representations and warranties under Section 6.14(A)(1), shall survive the Closing and shall expire and terminate on the date that is eighteen months following the Closing Date (the “Termination Date”), unless written notice by the Purchaser of a breach or alleged breach thereof has been provided to the Seller on or prior to such date, in which case such representations and warranties, and such indemnification obligations, shall not so expire and terminate; provided, however, that notwithstanding the foregoing or anything else to the contrary herein, the Major Representations and any and all indemnification obligations relating thereto, shall not so expire or otherwise terminate on the Termination Date, but shall instead expire on the date which is ninety (90) calendar days following the expiration of the applicable statutes of limitations relating to any claim giving rise to the Purchaser’s Losses. The Purchaser’s representations and warranties under this Agreement, and its indemnification obligations arising solely from such representations and warranties under Section 6.14(B)(1), shall survive the Closing and shall expire and terminate on the Termination Date, unless written notice by the Seller of a breach or alleged breach thereof has been provided to the Purchaser on or prior to such date, in which case such representations and warranties, and such indemnification obligations, shall not so expire and terminate. The Purchaser’s indemnification obligations under Section 6.14(B)(2) shall not so expire or otherwise terminate on the Termination Date, but shall instead expire on the date which is ninety (90) calendar days following the expiration of the applicable statutes of limitations relating to any claim giving rise to the Seller’s Losses covered by such indemnification.

D. Procedures.

1. In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 6.14, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

2. In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 6.14(D)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 6.14(D)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses or Seller’s Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the

Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser, or Sellers’ Losses, if the Indemnitee is the Seller); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 Business Days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser’s or Seller’s Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Seller’s Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

3. Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the Assets or the Business. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser’s Losses or Seller’s Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

4. An Indemnitee shall use commercially reasonable efforts to pursue and collect any amounts payable under insurance policies on account of Purchaser’s Losses (if the Indemnitee is a Purchaser Party) or Seller’s Losses (if the Indemnitee is the Seller Party), but only if doing so will not result in (a) an increase in premiums due then or in the future to procure comparable insurance; or (b) a decrease in the levels of insurance (including deductibles) or a change in the risks insured against; or (c) prejudice to the Indemnitee’s claims or rights to indemnification hereunder.

5. After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice. Any and all Purchaser’s Losses or Seller’s Losses, other than those described in the preceding sentence (including Purchaser’s Losses or Seller’s Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser’s Losses or Seller’s Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser’s Losses or Seller’s Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchaser’s Losses or Seller’s Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 30 days after the date of such invoice.

Section 6.14 Certain Definitions and Interpretive Matters.

A. Certain Definitions. Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and references to “GAAP” shall be to United States Generally Accepted Accounting Principles, consistently applied, (ii) “or” is disjunctive but not necessarily exclusive, (iii) the term “Affiliate” has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to “$” or dollar amounts mean lawful currency of the United States of America, (iv) the term “Laws” shall mean any United States or non-United States federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling; (v) the term “Governmental Entity” means any local, county, state, district, provincial, national or other government and any agencies, departments or instrumentalities thereof, and specifically includes any judicial or administrative body or tribunal; (vi) “Order” means any order, judgment, ruling, directive or obligation imposed or ordered by any Governmental Entity; and (vii) “Legal Proceedings” means any judicial, administrative, investigative or other proceedings, brought by or under the jurisdiction of any Governmental Entity, including without limitation, lawsuits brought by third parties.

B. Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

IN WITNESS WHEREOF, Seller has executed this Asset Purchase Agreement as of the 2nd day of February, 2005.

SELLER:

ENDOMED, INC.

/s/ William M. Colone
Name: William M. Colone
Title: President

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)

On this 2 day of February, 2005, before me, the undersigned notary public, personally appeared William Colone, the President of ENDOMED, INC., proved to me through satisfactory evidence of identification, which were _______________________, to be the person whose name is signed on the preceding document, and acknowledged to me that (s)he signed the above document voluntarily for its stated purpose.

/s/ LuAnn Kay Kornegay
Notary Public
My commission expires: March 19, 2007

PURCHASER:

LEMAITRE ACQUISITION LLC

/s/ David Roberts
Name: David Roberts
Title: Chief Financial Officer

LeMaitre Vascular hereby guarantees the payment or performance of those obligations of Buyer set forth in Section 6.13 of this Agreement. The foregoing guarantee shall be for the benefit of Seller only and no third party shall be entitled to rely thereon.

LeMaitre Vascular, Inc.

By:	/s/ David Roberts
Name: David Roberts
Title: Chief Financial Officer